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                                                                    Exhibit 21.1


                        SUBSIDIARIES OF THE CORPORATION


     The only subsidiary of CB&T Holding Corporation is Crescent Bank & Trust Company. Crescent Bank is a Louisiana-chartered commercial bank formed in 1991.